EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

July 28, 2026

Ivy Funds

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re:   Expense Limitations

To Whom it May Concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Nomura Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Funds listed below (individually, a “Fund” and collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 31, 2026 through July 30, 2027, except as noted below. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	All Classes except Class R6	Class R6
Nomura Balanced Fund[1]	0.72%	0.63%
Nomura Core Equity Fund	0.74%	0.67%
Nomura Climate Solutions Fund	0.99%	0.84%
Nomura Global Bond Fund	0.67%	0.56%
Nomura Global Growth Fund	0.85%	0.75%
Nomura High Income Fund	0.62%	0.54%
Nomura International Core Equity Fund	0.76%	0.66%
Nomura Large Cap Growth Fund	0.64%	0.55%
Nomura Mid Cap Growth Fund	0.79%	0.68%
Nomura Mid Cap Income Opportunities Fund	0.82%	0.73%
Nomura Natural Resources Fund	0.95%	0.82%
Nomura Real Estate Securities Fud	0.83%	0.68%
Nomura Science and Technology Fund	0.91%	0.84%
Nomura Small Cap Growth Fund	0.85%	0.76%
Nomura Smid Cap Core Fund	0.87%	0.77%
Nomura Systematic Emerging Markets Equity Fund	0.78%	0.64%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Nomura Investment Management Business Trust

By:	/s/ Richard Salus
Name: Richard Salus
Title: Senior Vice President

1   Nomura Balanced Fund is waiving acquired fund fees and expenses through August 21, 2026.